Exhibit 6

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of October 4, 2019, by and among Liberated Syndication, Inc., a Nevada corporation (the “Company”), on the one hand, and Camac Fund, LP and Mr. Eric Shahinian (collectively, the “Stockholders”), on the other hand.

RECITALS

WHEREAS, as of the date hereof, the Stockholders beneficially own 1,955,519 shares of the issued and outstanding common stock of the Company, par value $0.001 per share (“Common Stock”);

WHEREAS, on April 26, 2019, Camac Fund, LP (“Camac”), Camac Partners, LLC, Camac Capital, LLC, Eric Shaninian, Michael Cricenti, Simeon McMillan, Adam Pincus and Bradley M. Tirpak (collectively, the “Filing Parties”) filed a preliminary proxy statement on Schedule 14A regarding the solicitation of requests (the “Request Solicitation”) to call a special meeting of the Company’s stockholders (including any adjournments, postponements or other delays thereof, the “Special Meeting”) and on July 15, 2019, Camac delivered the requisite requests to request the call (the “Request”) of the Special Meeting in accordance with the Company’s bylaws (the “Bylaws”);

WHEREAS, as part of the Request Solicitation, the Filing Parties indicated their intention to present the following matters for a vote of the Company’s stockholders at the Special Meeting: (i) removal of the existing directors of the Company (the “Removal Proposal”); (ii) the amendment of Article III, Section 3.02 of the Bylaws to increase to nine the number of directors constituting the board of directors (the “Board”) of the Company (the “Board Size Proposal”); (iii) the amendment of Article III, Section 3.10 of the Bylaws to confirm that stockholders may fill any vacancies, however caused, on the Board and provide that only stockholders may fill vacancies caused by the removal of a director by stockholders (the “Vacancy Proposal”); (iv) the election of Eric Shahinian, Michael Cricenti, Simeon McMillan, Adam Pincus and Bradley M. Tirpak as directors of the Company (the “Election Proposal”); and (v) the amendment of Article III, Section 3.03 of the Bylaws to eliminate any ability of the Board to unilaterally adopt a classified Board structure such that a nominee only stands for election once every three years (the “De-staggered Board Proposal” and with the Removal Proposal, the Board Size Proposal, the Vacancy Proposal and the Election Proposal, collectively, the “Stockholder Proposals”);

WHEREAS, on July 11, 2019, the Filing Parties delivered a Notice of Nomination of Directors and Stockholder Proposals regarding the Company’s Annual Meeting of Stockholders for fiscal year 2018 (the “Annual Meeting”) containing matters substantially identical to the Stockholder Proposals (the “Annual Meeting Notice”); and

WHEREAS, on July 15, 2019, Camac filed a Verified Complaint and Alternative Petition for Writ of Mandamus/Prohibition regarding its request to inspect certain books and records maintained by the Company in the District Court for Clark County, Nevada, Case No. A-19-798511-B (the “Books and Records Action”), which action is currently pending.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Withdrawal of Special Meeting Request and Annual Meeting Notice.

(a) The Stockholders hereby irrevocably withdraw (i) the Request and (ii) the Annual Meeting Notice.

(b) The Stockholders shall, and shall cause their Representatives to, immediately cease all solicitation efforts in connection with the Special Meeting.

(c) From and after the date hereof, the Stockholders shall not, and shall not permit their Representatives to, vote, deliver or otherwise use any consents or proxies of other stockholders of the Company that may have been received by the Stockholders or any of their Representatives to date with respect to the Special Meeting.

2. Corporate Governance Matters.

(a) Board Appointments. Immediately following the execution of this Agreement, the Company shall take all necessary action to appoint Eric Shahinian (the “First Camac Designee”) and Bradley Tirpak (the “Second Camac Designee” and, together with the First Camac Designee, the “Camac Designees”) to the Board with a term expiring at the Company’s Annual Meeting of Stockholders for fiscal year 2019 (the “2020 Annual Meeting”). If either Camac Designee ceases to be a member of the Board for any reason, then Camac will identify (and the Board will promptly take all necessary action to appoint) another person (a “Successor Director”) to serve as a director in place of such Camac Designee. Any Successor Director must (i) be qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of Company and the Board and applicable legal and regulatory requirements; and (ii) meet the independence requirements under any applicable rules of any U.S. stock exchange on which the Company is traded. Upon becoming a member of the Board, the Successor Director will succeed to all of the rights and privileges, and will be bound by the terms and conditions, of the Camac Designee being replaced under this Agreement.

(b) Chairman of the Board Matters. Christopher Spencer has delivered to the Company an irrevocable resignation from the position of Chairman of the Board, which resignation is contingent upon the execution of this Agreement. Immediately following the execution of this Agreement, the Board shall adopt resolutions separating the offices of Chairman of the Board and Chief Executive Officer. Mr. Spencer will continue to serve as Chief Executive Officer of the Company until his resignation or removal. The Company and the Stockholders shall engage in good faith discussions to identify a member of the Board to serve as Chairman, but a Chairman will not be designated without the consent of the Stockholders.

(c) Independent Board Appointment. Promptly following the date of this Agreement, the Company shall provide the Stockholders with the names (and all other information reasonably requested by the Stockholders concerning such individuals) of three proposed director nominees (which individuals will not include candidates previously identified to the Stockholders by the Company prior to the date of this Agreement). Each such individual will be (i) qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of Company and the Board and applicable legal and regulatory requirements; and (ii) meet the independence requirements with respect to Company of the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”). The Stockholders may, but will not be obligated to choose one of the three candidates so proposed to serve as a new independent director of the Company (such new director, the “New Independent Director”). The Company and the Stockholders shall engage in good faith discussions to identify the New Independent Director within 30 days. If the Stockholders agree on the New Independent Director, the Company shall take all necessary action to appoint the New Independent Director to the Board within five Business Days of such agreement, and upon the appointment of such individual to the Board, the Company shall take all action necessary to cause one of Denis Yevstifeyev, Douglas Polinsky or J. Gregory Smith (each, a “Legacy Independent Director”) to resign from the Board.

(d) Compensation Committee Matters. Immediately following the execution of this Agreement, the Company shall take all necessary action to appoint the First Camac Designee to the compensation committee of the Board (the “Compensation Committee”) and upon such appointment, one of the Legacy Independent Directors shall resign from the Compensation Committee. Upon his appointment, the First Camac Designee will act as chairman of the Compensation Committee. If the New Independent Director joins the Board, then the New Independent Director shall be appointed to the Compensation Committee and an additional Legacy Independent Director shall resign from the Compensation Committee. From and after the appointment of the New Independent Director, the Compensation Committee will evaluate all executive compensation arrangements, and make all executive compensation determinations, provided that the accrued but unpaid bonus for Christopher Spencer (a one-time payment of $800,000) will remain fixed. The Compensation Committee will consist of no more than three directors. Promptly following the date of this Agreement (but not before the appointment of the New Independent Director, if it occurs), the Compensation Committee will review its charter and propose any modifications for approval by the Board.

(e) Audit Committee Appointment. Immediately following the execution of this Agreement, the Company will take all action necessary so that the Second Camac Designee is appointed to the audit committee of the Board (the “Audit Committee”) and upon such appointment, one of the Legacy Independent Directors shall resign from the Audit Committee. Promptly following the date of this Agreement, the Audit Committee will review its charter and propose any modifications for approval by the Board.

(f) Review Committee. Immediately following the execution of this Agreement, the Company will take all action necessary to form a strategic review committee (the “Review Committee”) composed solely of the First Camac Designee and the New Independent Director (if the New Independent Director joins the Board). The First Camac Designee will act as chairman of the Review Committee. The charter of the Review Committee will be in the form of Exhibit B hereto. If the New Independent Director does not join the Board, then the Stockholders will select a Legacy Independent Director to join the Review Committee, and the Company will promptly take all action necessary to appoint such director to the Review Committee. The Review Committee will consist of no more than two directors.

(g) No Modifications. Prior to the Company’s Annual Meeting of Stockholders for fiscal year 2020 (the “2021 Annual Meeting”), the Board will consist of no more than six members. Prior to the 2021 Annual Meeting, the Board will not form any committees or subcommittees that do not include either the First Camac Designee or the Second Camac Designee, or any Successor Director thereto. Prior to the 2021 Annual Meeting, the Bylaws will not be amended without the consent of the Camac Designees, or any Successor Director thereto.

(h) Board Member Benefits. The Camac Designees (or any Successor Director) will be entitled to the same director benefits as other members of the Board, including (i) compensation for such director’s service as a director and reimbursement for such director’s expenses on the same basis as all other non-employee directors of Company; (ii) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and (iii) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

(i) Cancellation of Equity Grants. Immediately following the execution of this Agreement, the Company shall take all action necessary to irrevocably cancel those equity awards previously granted to the Company’s Chief Executive Officer and Chief Financial Officer representing an aggregate of 300,000 restricted shares (150,000 held by each of them), the vesting conditions with respect to which relate to the achievement of a Nasdaq uplisting. Promptly following such cancellation, the Company shall provide to the Stockholders evidence from its transfer agent regarding the return of such shares and their cancellation by the Company. The Company will obtain appropriate written confirmations from the affected individuals regarding such cancellation.

(j) Further Assurances. Without limiting any other provision herein, (i) the Company shall cause the Board to comply with the terms of this Agreement and (ii) each of the Company and the Board shall take all actions as promptly as practicable in order to accomplish the actions contemplated by this Agreement.

3. Strategic Matters. The Review Committee shall engage, consistent with its charter and on behalf of the Company, a nationally recognized investment bank with no material prior relationship with the Company (the “Financial Advisor”) to advise the Review Committee and the Board. The Review Committee will have oversight of the Financial Advisor and will also retain independent legal counsel. The Review Committee and the Financial Advisor will work in good faith to provide an appropriate recommendation to the Board concerning the Review Committee’s work by March 31, 2020. The Review Committee will report regularly to the Board. The Company will promptly disclose publicly the recommendation of the Review Committee, and the Board’s decision with respect to that recommendation.

4. Annual Meeting Matters.

(a) The Company shall hold the 2020 Annual Meeting no later than September 15, 2020, and will not hold an annual or special meeting of stockholders, or conduct any action by written consent, prior to the 2020 Annual Meeting. Unless otherwise agreed by the Stockholders, the only matters and proposals that the Company shall present for a vote of the stockholders at the 2020 Annual Meeting shall be proposals concerning the election of directors and the ratification of the Company’s independent registered public accounting firm. The Board will include the Camac Designees on its slate of nominees for election to the Board at the 2020 Annual Meeting along with at least one additional new director (who will not be the New Independent Director) proposed by the Board and reasonably acceptable to the Stockholders and who is (i) qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of Company and the Board and applicable legal and regulatory requirements; and (ii) meet the independence requirements with respect to Company of the listing rules of Nasdaq. Such new director will replace one of the Legacy Independent Directors. The Company will support and solicit proxies for its director slate at the 2020 Annual Meeting in a reasonable and customary manner.

(b) If the Camac Designees (or any Successor Director) are included on the Board’s slate of nominees for election to the Board at the 2020 Annual Meeting, then (i) the Stockholders shall appear in person or by proxy at the 2020 Annual Meeting and be present for quorum purposes and vote all shares of Common Stock beneficially owned by them and over which they have voting power at the 2020 Annual Meeting in accordance with the Board’s recommendations with respect to all such proposals referred to in Section 4(a) above; and (ii) the Stockholders shall not execute any proxy card or voting instruction form in respect of the 2020 Annual Meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board. The Stockholders agree that they shall not, and they shall not permit any of their Representatives to, directly or indirectly, take any action inconsistent with this Section 4(b).

(c) The Company will cause its directors and executive officers (other than the First Camac Designee and the Second Camac Designee) to appear in person or by proxy at the 2020 Annual Meeting and be present for quorum purposes and vote all shares of Common Stock beneficially owned by each of them and over which they have voting power at the 2020 Annual Meeting for the Board’s slate of director nominees. The Company agrees that it shall not, and it shall not permit any of its Representatives to, directly or indirectly, take any action inconsistent with this Section 4(c).

(d) The Company shall hold the 2021 Annual Meeting no later than September 15, 2021.

5. Standstill. Except as otherwise provided in this Agreement (including with respect to the implementation of any recommendation of the Review Committee), without the prior written consent of the Board, during the Restricted Period, the Stockholders shall not, and shall instruct their Representatives not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a) (i) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities; or (ii) knowingly sell, offer or agree to sell, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by the Stockholders to any Third Party that would result in such Third Party having any beneficial ownership interest of 5.0% or more of the then-outstanding shares of Common Stock (except for Schedule 13G filers that are mutual funds, pension funds or index funds with no known history of activism);

(b) (i) nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) initiate, knowingly encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, knowingly encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) knowingly encourage or participate in any request to call a special meeting of the stockholders of the Company; or (vi) initiate, knowingly encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting; provided, however, that, except as set forth in Section 2(a), (b) or (c) or Section 4, nothing in this Section 5(b) will be interpreted to restrict the Stockholders’ ability to (A) privately recommend candidates for the Board or (B) vote their shares on any proposal duly brought before the Company’s stockholders as each Stockholder determines in his or its sole discretion;

(c) form, join or in any way participate in any group with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors (other than with the Stockholders or one or more of their Affiliates to the extent that any such person signs a joinder to this Agreement reasonably acceptable to the Company);

(d) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, other than any such voting trust, arrangement or agreement solely among the Stockholders and one or more of their Affiliates;

(e) seek publicly, alone or in concert with others, to amend any provision of the Company’s articles of incorporation or bylaws;

(f) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) acquisition of any securities, or any material assets or businesses, of the Company or any of its subsidiaries; (ii) tender offer or exchange offer (except as specifically contemplated by this Agreement), merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(g) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

(h) take any action challenging the validity or enforceability of this Section 5 or this Agreement, or publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict (i) Camac or its affiliates from acquiring, offering or agreeing to acquire, or acquiring rights to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities so long as, after giving effect to any such transactions, the Net Long Shares of Camac does not exceed 22% of Company’s then-outstanding common stock; or (ii) the Stockholders from: (A) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications; (B) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 5, or (C) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Stockholders. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the ability of the Camac Designees (or any Successor Director) from exercising their duties as directors of the Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).

6. Mutual Non-Disparagement. No party hereto shall, and no party shall permit any of its Representatives to, publicly disparage or publicly criticize any other party or its subsidiaries, its or its subsidiaries’ business or any of its or its subsidiaries’ current or former directors, officers or employees, including the business and current or former directors, officers and employees of such other party’s Affiliates, as applicable. The restrictions in this Section 6 shall not (i) apply (A) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required; or (B) to any disclosure required by applicable law, rules or regulations; or (ii) prohibit any person from reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 2F promulgated thereunder. Notwithstanding anything to the contrary in this Agreement, the Stockholders will not be in violation of this Agreement if they privately disclose how they intend to vote their shares of Common Stock at any Stockholder Meeting.

7. Litigation Matters.

(a) Upon the execution of this Agreement, the parties shall execute and submit to the court a stipulation to dismiss with prejudice the Books and Records Action.

(b) The Stockholders covenant and agree that they shall not, and shall not permit any of their Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively, “Legal Proceeding”) against the Company or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement or relating to an Excluded Matter (as defined in Section 8 below); provided, however, that the foregoing shall not prevent the Stockholders or any of their Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Stockholders or any of their Representatives; provided, further, that in the event that any of the Stockholders or any of their Representatives receives such Legal Requirement, the Stockholders shall give prompt written notice of such Legal Requirement to the Company.

(c) The Company covenants and agrees that it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any Legal Proceedings against the Filing Parties or any of their respective Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Company or any of its Representatives; provided, further, that in the event that the Company or any of its Representatives receives such Legal Requirement, the Company shall give prompt written notice of such Legal Requirement to the Stockholders.

8. Mutual Releases.

(a) Each of the Stockholders, on behalf of themselves and their respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, subsidiaries, principals, directors, officers, insurers, Associates and Affiliates (the “Stockholder Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to pursue or further any Legal Proceeding against, the Company or its successors, predecessors, assigns, subsidiaries, principals, directors, officers, insurers, Associates and Affiliates (the “Company Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, that all or any of the Stockholder Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, from the beginning of time to the date of this Agreement; provided, however, that the foregoing release shall not release any rights or duties under this Agreement or any claims or causes of action that the Stockholder Releasors may have for the breach or enforcement of any provision of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Stockholder Releasors do not release or waive any claim or cause of action against any Company Releasee arising from fraud or the criminal activity or criminal conduct of such Company Releasee, or the entry of a pleading of guilty or nolo contendere by such Company Releasee, in a court or administrative agency or tribunal of competent jurisdiction, to a felony or comparable charge, in each case relating to actions or omissions prior to the date of this Agreement, other than the matters that are the subject of Securities and Exchange Commission v. Christopher J. Spencer and John Busshaus, Civil Action No. 1:19-cv-9070 (S.D.N.Y.) (filed September 30, 2019) (any such unreleased claim, an “Excluded Matter”). For the avoidance of doubt, it is understood that the release in this Section 8(a) does not release or waive any claims or causes of action by the Company against any Company Releasee. The Stockholder Releasors expressly waive and release any and all provisions, rights, and benefits conferred by §1542 of the California Civil Code, which provides:

Section 1542. Certain Claims Not Affected by General Release. A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party;

or by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Section 1542 of the California Civil Code.

(b) The Company, on behalf of itself and its successors, predecessors, assigns, subsidiaries, principals, directors, officers, insurers, Associates and Affiliates (the “Company Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to pursue or further any Legal Proceeding against, any of the Filing Parties or their respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, subsidiaries, principals, directors, officers, insurers, Associates and Affiliates (the “Stockholder Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, that all or any of the Company Releasors have, had or may have against the Stockholder Releasees, or any of them, of any kind, nature or type whatsoever, from the beginning of time to the date of this Agreement; provided, however, that the foregoing release shall not release any rights or duties under this Agreement or any claims or causes of action that the Company Releasors may have for the breach or enforcement of any provision of this Agreement. The Company Releasors expressly waive and release any and all provisions, rights, and benefits conferred by §1542 of the California Civil Code, which provides:

Section 1542. Certain Claims Not Affected by General Release. A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party;

or by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Section 1542 of the California Civil Code.

(c) Each party hereto represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Other than for the Books and Records Action, each of the parties hereto represents and warrants that neither it nor any assignee has filed any lawsuit against any other party.

(d) Each party hereto waives any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) that may have the effect of limiting the releases in this Section 8. Without limiting the generality of the foregoing, each party hereto acknowledges that there is a risk that the damages and costs that it believes it has suffered or will suffer may turn out to be other than or greater than those now known, suspected or believed to be true. Facts on which each party hereto has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. Each party hereto acknowledges that in entering into this Agreement, it has expressed that it agrees to accept the risk of any such possible unknown damages, claims, facts, demands, actions and causes of action. Each party hereto acknowledges and agrees that the releases and covenants provided for in this Section 8 are binding, unconditional and final as of the date hereof.

9. Press Release and SEC Filings.

(a) No later than one Business Day following the date of this Agreement, the Company shall announce the entry into this Agreement and the material terms hereof by means of a mutually agreed upon press release in the form attached hereto as Exhibit A (the “Mutual Press Release”). Prior to the issuance of the Mutual Press Release, neither the Company nor the Stockholders shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the Other Party. No party hereto or any of its Representatives shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Mutual Press Release, except as required by law or applicable stock exchange listing rules or with the prior written consent of the Other Party and otherwise in accordance with this Agreement.

(b) No later than two Business Days following the date of this Agreement, the Stockholders shall file with the SEC an amendment to their Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the Mutual Press Release and the terms of this Agreement. The Stockholders shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(c) No later than four Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement and the Mutual Press Release as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the Mutual Press Release and the terms of this Agreement. The Company shall provide the Stockholders and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Stockholders.

10. Compliance with Securities Laws. Each of the Stockholders acknowledges that the U.S. securities laws generally prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Additionally, each of the Stockholders (i) acknowledge that the Company possesses or has access to material non-public information about the Company and its Affiliates and Associates that has not been communicated to the Stockholders; (ii) hereby waive any and all claims, whether at law, in equity or otherwise, that such Stockholder may now have or may hereafter acquire, whether presently known or unknown, against the Company relating solely to any failure to disclose any non-public information in connection with entering into this Agreement, including, without limitation, any such claims arising under securities or other laws, rules and regulations; and (iii) are aware that the Company is relying on the acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with entering into this Agreement.

11. Affiliates and Associates. Each party hereto shall cause their Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party to the same extent as the first party.

12. Representations and Warranties.

(a) Mr. Shahinian represents and warrants as to himself that he is sui juris and of full capacity. Each Stockholder severally and not jointly represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and that this Agreement has been duly and validly executed and delivered by such Stockholder, constitutes a valid and binding obligation and agreement of such Stockholder and is enforceable against such Stockholder in accordance with its terms. Mr. Shahinian represents and warrants that, as of the date of this Agreement, he beneficially owns 1,955,519 shares of Common Stock, has voting authority over such shares, and owns no Synthetic Equity Interests or any Short Interests in the Company.

(b) Denis Yevstifeyev, Douglas Polinsky, J. Gregory Smith and Christopher Spencer each represents and warrants as to himself that he is sui juris and of full capacity. The Company hereby represents and warrants that (i) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement; (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company following appropriate action by the Board, constitutes a valid and binding obligation and agreement of the Company, is enforceable against the Company in accordance with its terms and does not require the approval of the Company’s stockholders; (iii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect; and (iv) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

13. Termination. Other than with respect to Section 2, Section 3 and Section 4, this Agreement shall terminate at the end of the Restricted Period (such date, the “Termination Date”). No termination of this Agreement shall relieve any party hereto from liability for any breach of this Agreement prior to such termination. Notwithstanding anything to the contrary in this Agreement:

(a) The obligations of the Stockholders pursuant to Section 1, Section 2, Section 3, Section 4, Section 5, Section 6, Section 7, Section 8 and Section 10 shall terminate in the event that the Company materially breaches its obligations pursuant to Section 2, Section 3, Section 4, Section 5, Section 6, Section 7, Section 8 or the representations and warranties in Section 12(b) of this Agreement and, in each case, such breach has not been cured within 30 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 6 shall require a determination of a court of competent jurisdiction that the Company has materially breached Section 6; provided, further, that the obligations of the Stockholders pursuant to Section 7 shall terminate immediately in the event that the Company materially breaches its obligations under Section 7; and

(b) The obligations of the Company pursuant to Section 2, Section 3, Section 4, Section 5, Section 6, Section 7 and Section 8 shall terminate in the event that the Stockholders materially breach their obligations in Section 1, Section 2, Section 4, Section 5, Section 6, Section 7, Section 8 and Section 10 or the representations and warranties in Section 12(a) and, in each case, such breach has not been cured within 30 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 6 shall require a determination of a court of competent jurisdiction that the Stockholders have materially breached Section 6; provided, further, that the obligations of the Company pursuant to Section 7 shall terminate immediately in the event that either Mr. Shahinian or Camac materially breaches the its obligations under Section 7.

14. Expenses. Within five Business Days following the date of this Agreement, the Company shall reimburse the Stockholders, in an amount not to exceed $600,000, for expenses incurred by them in connection with their investment in the Company, including, but not limited to, legal and other advisory costs, proxy solicitation costs, filing costs, and all costs incurred to mail proxy soliciting materials, letters, and press releases to stockholders of the Company, litigation costs, and travel costs.

15. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending; (c) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to any party other than Eric Shahinian or Camac Fund, LP:	with copies (which shall not constitute notice) to:
Liberated Syndication, Inc. 5001 Baum Blvd, Suite 770 Pittsburgh, PA 15213 Attention: Chief Executive Officer Facsimile: (631) 595-1283	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attention: Mitchell S. Nussbaum Facsimile: (212) 504-3013

and

Sherman & Howard LLP 201 East Washington Street, Suite 800 Phoenix, AZ 85004 Attention: Thomas J. Morgan Facsimile: (602) 240-6600

If to Eric Shahinian or Camac Fund, LP:	with copies (which shall not constitute notice) to:

Camac Partners, LLC 350 Park Avenue, 13th Floor New York, NY 10022 Attn. Eric Shahinian	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Attention: Douglas K. Schnell Facsimile: (650) 493-6811

16. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles. The parties hereto agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in any state or federal court located in the Borough of Manhattan in the State of New York. Each party hereto waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party hereto consents to accept service of process in any such Legal Proceeding by service of a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 15. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

17. Specific Performance. The Stockholders, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party would occur in the event that any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached, and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Stockholders, on the one hand, and the Company, on the other hand (as applicable, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party shall not take action in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The party hereto against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted.

18. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any person or entity referred to in this Agreement; (b) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (c) the terms “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) “Net Long Shares” will be limited to the number of shares of the Company’s common stock beneficially owned by any person or entity that constitute such person or entity’s net long position as defined in Rule 14e-4 under the Exchange Act and, to the extent not covered by such definition, reduced by any shares as to which such Person does not have the right to vote or direct the vote as of the date for determining or documenting or as to which such Person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares, it being understood that whether shares constitute Net Long Shares will be decided by the Board in its reasonable determination; (f) the term “Other Party” means (i) with respect to the Company, Mr. Shahinian and Camac, and (ii) with respect to Mr. Shahinian, the Company; (g) the term “Representatives” means a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; (h) “Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Eastern time on September 1, 2020 (unless the Board does not nominate the Camac Designees (or any Successor Director) for election at the 2020 Annual Meeting by 11:59 p.m., Eastern time on the date that is 31 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2020 Annual Meeting as set forth in the Bylaws (as in effect on the date of this Agreement), in which case the Restricted Period will immediately end); (i) the term “SEC” means the U.S. Securities and Exchange Commission; (j) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (k) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; (l) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (m) the term “Third Party” refers to any person that is not a party hereto, a member of the Board, a director or officer of the Company, or legal counsel to any party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation”; (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; and (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated.

19. Miscellaneous.

(a) This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(b) This Agreement shall not be assignable by operation of law or otherwise by a party hereto without the consent of the other parties. Any purported assignment without such consent is void. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party hereto.

(c) Neither the failure nor any delay by a party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(d) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties hereto that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties hereto agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

(e) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto.

(f) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(g) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(h) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

LIBERATED SYNDICATION, INC.

By:	/s/ Christopher Spencer

Name:	Christopher Spencer
Title:	CEO, President and Director

/s/ Denis Yevstifeyev
Denis Yevstifeyev

/s/ Douglas Polinsky
Douglas Polinsky

/s/ J. Gregory Smith
J. Gregory Smith

/s/ Christopher Spencer
Christopher Spencer

CAMAC FUND, LP

By:	/s/ Eric Shahinian

Name:	Eric Shahinian
Title:	Authorized Signatory

/s/ Eric Shahinian
Eric Shahinian

Signature Page to Settlement Agreement

EXECUTION VERSION

Exhibit A

Mutual Press Release

Liberated Syndication Announces Settlement Agreement with Camac Partners

Eric Shahinian, Brad Tirpak, and an Independent Director to Join Board;

Camac Withdraws Special Meeting Request and Dismisses Nevada Litigation

PITTSBURGH, PA – October 4, 2019 – Liberated Syndication (OTCQB:LSYN) (“Libsyn” or the “Company”), a recognized leader in podcast hosting, distribution and monetization, today announced it has reached a settlement agreement with Camac Fund, LP, and its affiliates Camac Partners, LLC, Camac Capital, LLC, and Eric Shahinian, (collectively, “Camac”) which own approximately 6.7% of outstanding shares of Libsyn’s common stock. The agreement includes: the addition of new directors to Libsyn’s Board of Directors, including Eric Shahinian and Brad Tirpak (a managing director at Palm Active Partners), and at least one new independent director; Camac withdrawing its special meeting request; and Camac dismissing its pending litigation in Nevada.

“We are pleased to have reached a resolution that we believe is in the best interests of all Lisbyn shareholders,” said Chris Spencer, Liberated Syndication CEO. “We look forward to adding new directors to our Board and believe the new independent voices will complement those of our existing directors. Libsyn is performing well, as evidenced by the strong third quarter podcasting subscription growth announced yesterday, and we believe the Company is well positioned to continue executing on our strategy and enhancing shareholder value.”

“We are pleased to reach this agreement with Libsyn that brings fresh perspectives to its Board and positions the Company for future value creation,” said Mr. Shahinian, founder and managing member of Camac. “Libsyn is a wonderful business, and we believe this agreement will drive enhanced value for all shareholders, employees and customers.”

The agreement provides for, among other things, the following:

•

Board Updates: Mr. Shahinian and Mr. Tirpak have been appointed to the Board. Mr. Shahinian will chair the Compensation Committee and Strategic Review Committee and Mr. Tirpak will join the Audit Committee. Libsyn will work to identify new independent director candidates for approval by Camac, with the intention that one new independent director will promptly join the Board and its Compensation Committee in place of an existing director. Further, Libsyn’s director slate for the 2020 annual meeting will include at least one additional new independent director in lieu of an existing independent director.

•	Strategic Review: Libsyn will form a Strategic Review Committee aimed at developing value-enhancing actions for all stakeholders.

•	Annual Meeting Dates: Libsyn will hold its next annual meeting no later than September 15, 2020. The Company will hold its 2021 annual meeting no later than September 15, 2021.

•

Voting and Standstill Agreements: Libsyn’s directors and management team will vote their respective shares in favor of the Company’s director nominees at the 2020 Annual Meeting. Camac will also vote its shares in favor of the Company’s director nominees at the 2020 Annual Meeting, unless the Board does not nominate Mr. Shahinian and Mr. Tirpak at the 2020 Annual Meeting. Camac has agreed to a customary standstill until September 1, 2020.

•	Fees: Libsyn will reimburse Camac for up to $600,000 in out of pocket expenses.

•

Equity Grants: Libsyn will immediately cancel an aggregate of 300,000 shares from the equity grants on April 13, 2017 associated with the Nasdaq uplisting. The shares will be equally split between Mr. Spencer and John Busshaus, the Company’s former Chief Financial Officer.

Loeb & Loeb LLP and Sherman & Howard LLP are serving as legal advisors to the Company and MacKenzie Partners, Inc. is serving as proxy advisor. Wilson Sonsini Goodrich & Rosati, Professional Corporation and Ballard Spahr LLP are serving as legal advisors to Camac and InvestorCom, LLC is serving as proxy advisor.

About Eric Shahinian

Eric Shahinian, age 31, is the managing member of Camac Partners LLC, which he founded in 2011. Prior to founding Camac, he was an analyst at Kingstown Capital Management L.P., an investment firm, from 2009 to 2011. Mr. Shahinian was a director of Khan Resources, Inc. from 2015 to 2017, during which time the company reached a settlement with the government of Mongolia in regards to an arbitration award entered in the company’s favor and paid out a large return of capital. Mr. Shahinian has a B.S. from Babson College.

About Bradley Tirpak

Bradley M. Tirpak, age 49, is a managing director at Palm Active Partners LLC. From 2009 to 2016, Mr. Tirpak was founder and Chief Executive Officer of Locke Partners and managed various investment partnerships that focused on engaging public companies to improve corporate governance and improve stockholder returns. Earlier in his career, he worked for Credit Suisse First Boston, Caxton Associates, Sigma Capital Management and Chilton Investment Company. Mr. Tirpak is the Chairman of the Board of Full House Resorts, Inc., a casino developer and operator, and has been a director since December 2014. He previously held director positions at Flowgroup, Birner Dental Management Services, Inc., Applied Minerals, Inc. and USA Technologies, Inc. Mr. Tirpak is a trustee of the HALO Trust USA, the world’s largest humanitarian mine clearance organization which clears the debris of war in over 20 countries. Mr. Tirpak received a B.S. from Tufts University and an M.B.A from Georgetown University.

About Liberated Syndication

Liberated Syndication (“Libsyn”) is the world’s leading podcast hosting network and has been providing publishers with distribution and monetization services since 2004. In 2018 Libsyn delivered over 5.1 billion downloads. Libsyn hosts over 5.6 million media files for more than 67,000 podcasts, including typically around 35% of the top 200 podcasts in Apple Podcasts. Podcast producers choose Libsyn to measure their audience via IAB V2 certified stats, deliver popular audio and video episodes, distribute their content through smartphone Apps (iOS and Android), and monetize via premium subscription services and advertising. We are a Pittsburgh based company with a world class team. Visit us on the web at https://www.libsyn.com.

Pair Networks, founded in 1996, is one of the oldest and most experienced Internet hosting company providing a full range of fast, powerful and reliable Web hosting services. Pair offers a suite of Internet services from shared hosting to virtual private servers to customized solutions with world-class 24x7 on-site customer support. Based in Pittsburgh, Pair serves businesses, bloggers, artists, musicians, educational institutions and non-profit organizations around the world. Visit us on the web at www.pair.com.

Legal Notice

“Forward-looking Statements” as defined in the Private Securities litigation Reform Act of 1995 may be included in this press release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. Except as required by law, we disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, those described from time to time in our filings with the Securities and Exchange Commission.

Contacts:

Investors

Art Batson

Arthur Douglas & Associates, Inc.

(407) 478-1120

Bob Marese

MacKenzie Partners, Inc.

(800) 322-2885

Media

Paul Caminiti / Nicholas Leasure / Jacqueline Zuhse

Reevemark

(212) 433-4600

Exhibit B

Review Committee Charter

LIBERATED SYNDICATION INC.

CHARTER OF THE STRATEGIC REVIEW COMMITTEE

PURPOSE

The purpose of the Strategic Review Committee (the “Committee”) of the Board of Directors (the “Board”) of Liberated Syndication Inc. (the “Company”) is to conduct a strategic review (the “Review”) of the business of the Company and make recommendations to the Board with respect to the strategic direction of the Company, its businesses and its opportunities (including with respect to potential strategic transactions involving the Company), in order to enhance shareholder value.

COMPOSITION

The Committee shall consist of two members of the Board. The members of the Committee shall be appointed by and serve at the discretion of the Board in accordance with the terms of the Settlement Agreement (the “Settlement Agreement”) dated as of October 4, 2019 between the Company, Camac Fund LP (“Camac”) and certain other parties. Vacancies occurring on the Committee shall be filled by the Board in accordance with the terms of the Settlement Agreement. The Chairman of the Committee shall be appointed by the Board in accordance with the terms of the Settlement Agreement.

MEETINGS AND MINUTES

The Committee shall hold such regular or special meetings as its members deem necessary or appropriate. In lieu of a meeting, the Committee may act by unanimous written consent. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting. The Committee shall report to the Board from time and time and whenever requested to do so by the Board. The majority of the members of the Committee shall constitute a quorum.

AUTHORITY

The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee at its discretion may permit other members of the management of the Company or of the Board to attend meetings of the Committee.

The approval of this Charter shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

RESPONSIBILITIES

To implement the Committee’s purpose, the Committee shall be charged with the following duties and responsibilities:

1. Strategic Review. Review and make recommendations to the Board and management on the following:

•	the Company’s long-term strategic plan, as developed by the Company’s management and approved by the Board;

•

the strategic direction of the Company and strategic alternatives available to the Company, including capital allocation, significant corporate transactions, change of control transactions (including a sale of the Company or of its assets), modifications of the Company’s capital structure, debt and equity financings, and other strategic transactions (any of the foregoing, a “Potential Transaction”);

•	proposals from any party that could reasonably be expected to result in a Potential Transaction; and

•	responses to external developments and factors, such as the economy, competition, and technology.

For the avoidance of doubt, the Committee is explicitly authorized to conduct, with the assistance of its advisors, a market check to determine whether a buyer exists for the Company in a transaction that the Committee is willing to recommend to the Board.

2. Engagement of Advisors. Engage, at the Company’s expense, independent legal, accounting, financial, valuation and other appropriate advisors to serve the Committee’s needs and assist it in the discharge of its responsibilities in connection with the Review and the investigation, review and negotiation of any Potential Transaction, and making a recommendation to the Board with respect thereto, and the Committee shall also have the power and authority to enter into on behalf of the Company retention letters, engagement letters, contracts and agreements (including agreements relating to indemnification and contribution) with such advisors provided that such letters, contracts and agreements do not contain obligations of the Company that extend beyond the closing of a Potential Transaction, except for customary provisions of an engagement letter such as indemnities and deferred payments that have effect post-closing.

3. Periodic Review of Charter. Review and assess periodically the adequacy of this charter, including the Committee’s role and responsibilities as outlined in this Charter, and recommend any proposed changes to the Board for its consideration.

4. Other Matters. Undertake from time to time such additional activities within the scope of the Committee’s primary functions as assigned by the Board.

The Committee shall not have the power to approve or reject any matter requiring approval by the Board.

The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and the provisions of the Nevada Revised Statutes, as applicable.